Exhibit 21.1

LIST OF SUBSIDIARIES

SAB Sciences, Inc., a Delaware Corporation

Diversity Therapeutics, Inc., a Delaware Corporation

SAB LLC, a South Dakota LLC

SAB Capra LLC, a South Dakota LLC

Aurochs LLC, a South Dakota LLC

SAB BIO PTY LTD, a proprietary company in Australia limited by shares